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               Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933
                               Registration Statement on Form S-8 (No. 33-56844)



                             PROSPECTUS SUPPLEMENT
                   (to the Prospectus, dated January 7, 1993)

                               IMMUNOMEDICS, INC.

                                3,000,000 Shares

                          Common Stock, $.01 Par Value


This Prospectus Supplement constitutes an essential part of the Prospectus, dated January 7, 1993, of Immunomedics, Inc. and should be read in conjunction with such Prospectus.

The information set forth below supersedes the information contained under "Selling Stockholders" in the Prospectus. All capitalized terms used herein have the meanings given such terms in the Prospectus.

SELLING STOCKHOLDERS

     The shares of Common Stock to which this Prospectus relates are being registered for reoffers and resales by Selling Stockholders of the Company who may acquire such shares pursuant to the exercise of options granted or to be granted under the Plan. The Selling Stockholders named below may resell all, a portion, or none of the shares that they acquire or may acquire pursuant to the exercise of options under the Plan.

     Participants under the Plan who are deemed to be "affiliates" of the Company who acquire Common Stock under the Plan may be added to the Selling Stockholders listed below from time to time, either by means of a post-effective amendment to the Registration Statement or by use of a prospectus supplement filed pursuant to Rule 424(c) under the 1933 Act. An "affiliate" is defined in Rule 405 under the 1933 Act as a "person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with", the Company.

     The following table sets forth certain information concerning the Selling Stockholders as of the date of this Prospectus. Except as disclosed in the table, none of the Selling Stockholders listed below has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

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
                                                              Maximum Number of
                                                              Shares Subject to
                                                             Outstanding Options
                               Position With                     Which May Be
Name                            The Company                   Reoffered Hereby 1
________________________________________________________________________________

David M. Goldenberg            Chairman of the Board,                    525,000
                               Chief Executive Officer
                               and Director

Robert J. DeLuccia             President, Chief Executive                200,000
                               Officer and Director

W. Robert Friedman, Jr.        Director                                   20,000

Marvin E. Jaffe                Director                                   50,000

Richard R. Pivirotto           Director                                   60,000

Richard C. Williams            Director                                   60,000

Hans J. Hansen                 Vice President -                          245,000
                               Research and Development

Kevin F.X. Brophy              Vice President -                           28,000
                               Finance & Administration

Joseph E. Presslitz            Vice President -                          158,500
                               Regulatory Affairs

________________________________________________________________________________


1. As of December 1, 1998. does not constitute a commitment to sell any or all of the stated number of shares of Common Stock. The number of shares offered shall be determined from time to time by each Selling Stockholder at his sole discretion.


          The date of this Prospectus Supplement is December 1, 1998.

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